Exhibit 99.1
ENACT REPORTS THIRD QUARTER 2023 RESULTS
_______________________________________
GAAP Net Income of $164 million, or $1.02 per diluted share
Adjusted Operating Income of $164 million, or $1.02 per diluted share
Return on Equity of 14.9% and Adjusted Operating Return on Equity of 14.9%
Record Primary Insurance-in-Force of $262 billion, an 8% increase from third quarter 2022
PMIERs Sufficiency of 162% or $2,017 million
Book Value Per Share of $27.86 and Book Value Per Share excluding AOCI of $30.36
Announces quarterly cash dividend of $0.16 per common share and special cash dividend of $0.71 per common share

Raleigh, NC, November 1, 2023 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the third quarter of 2023.

“Our team again delivered record insurance in force, higher investment income, and expense discipline which drove another strong quarter of performance,” said Rohit Gupta, President and CEO of Enact. “We continued to execute on our strategy, driving disciplined growth, investing to enhance our platform, maintaining strong capital buffers, and pursuing a balanced approach to capital allocation that includes returning capital to shareholders. We look forward to continuing to serve our customers and generating value for our shareholders.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	3Q23	2Q23	3Q22
Net Income (loss)	$164	$168	$191
Diluted Net Income (loss) per share	$1.02	$1.04	$1.17
Adjusted Operating Income (loss)	$164	$178	$191
Adj. Diluted Operating Income (loss) per share	$1.02	$1.10	$1.17
NIW ($B)	$14	$15	$15
Primary IIF ($B)	$262	$258	$242
Persistency	84%	84%	82%
Net Premiums Earned	$243	$239	$235
Losses Incurred	$18	$(4)	$(40)
Loss Ratio	7%	(2)%	(17)%
Operating Expenses	$55	$55	$58
Expense Ratio	23%	23%	25%
Net Investment Income	$55	$51	$39
Net Investment gains (losses)	$0	$(13)	$(0)
Return on Equity	14.9%	15.5%	18.6%
Adjusted Operating Return on Equity	14.9%	16.4%	18.6%
PMIERs Sufficiency ($)	$2,017	$1,958	$2,249
PMIERs Sufficiency (%)	162%	162%	174%

Third Quarter 2023 Financial and Operating Highlights
•Net income was $164 million, or $1.02 per diluted share, compared with $168 million, or $1.04 per diluted share, for the second quarter of 2023 and $191 million, or $1.17 per diluted share, for the third quarter of 2022.
•Adjusted operating income was $164 million, or $1.02 per diluted share, compared with $178 million, or $1.10 per diluted share, for the second quarter of 2023 and $191 million, or $1.17 per diluted share, for the third quarter of 2022.
•New insurance written (NIW) was $14 billion, down 5% from $15 billion in the second quarter of 2023 and down 4% from the prior year primarily driven by lower mortgage originations. NIW for the current quarter was comprised of 98% monthly premium policies and 98% purchase originations.
•Primary Insurance-In-Force was a record $262 billion, up 2% from $258 billion in the second quarter of 2023 and up 8% from $242 billion in the third quarter of 2022.
•Persistency was 84%, flat with the second quarter of 2023 and up from 82% in the third quarter of 2022. Persistency has remained elevated, driven by high mortgage rates and approximately 1% of the mortgages in our portfolio had rates at least 50 basis points above the prevailing market rate.
•Net premiums earned were $243 million, up 2% from $239 million in the second quarter of 2023 and up 4% from $235 million in the third quarter of 2022. Net premiums increased sequentially primarily as a result of insurance in-force growth and slightly lower ceded premiums. The year-over-year increase was driven by insurance in-force growth, partially offset by the lapse of older, higher priced policies. Net earned premium yield was flat from the second quarter of 2023 and down from the third quarter of 2022.
•Losses incurred for the third quarter of 2023 were $18 million and the loss ratio was 7%, compared to $(4) million and (2)%, respectively, in the second quarter of 2023 and $(40) million and (17)%, respectively, in the third quarter of 2022. The sequential increases in losses and loss ratio were driven by higher current quarter delinquencies, primarily driven by seasonal trends and the normal loss development of new, large books. The higher new delinquencies were partially offset by favorable cure performance from 2022 and earlier delinquencies that remained above our expectations, which resulted in a $55 million reserve release in the quarter.
•The delinquency rate at quarter end was 1.97%, compared to 1.86% as of June 30, 2023, and 1.99% as of September 30, 2022.
•Operating expenses in the current quarter were $55 million and the expense ratio was 23%, compared to $55 million and 23%, respectively, in the second quarter of 2023 and $58 million and 25%, respectively in the third quarter of 2022. The year-over-year decrease was driven in part by the impact of our cost reduction initiatives, including the impact from our previously announced renegotiated shared services agreement with Genworth and our voluntary separation program executed in the fourth quarter of 2022.
•Net investment income was $55 million, up from $51 million in the second quarter of 2023 and $39 million in the third quarter of 2022, driven by rising interest rates and higher average invested assets.
•Net investment loss was down $13 million from the second quarter of 2023. In the second quarter of 2023 we identified assets that upon selling generated an opportunity to recoup losses through higher net investment income over the next couple of years.
•Annualized return on equity for the third quarter of 2023 was 14.9% and annualized adjusted operating return on equity was 14.9%. This compares to second quarter 2023 results of 15.5% and 16.4%, respectively, and to third quarter 2022 results of 18.6% and 18.6%, respectively.

Capital and Liquidity
•Enact Re is participating in four Fannie Mae and two Freddie Mac reinsurance transactions.

•In August, the Company’s Board of Directors approved a new share repurchase program with authorization to purchase up to $100 million of common stock.
•PMIERs sufficiency was 162% and $2,017 million above the PMIERs requirements, compared to 162% and $1,958 million above the PMIERs requirements in the second quarter of 2023.
•Enact Holdings, Inc. held $128 million of cash and $285 million of invested assets as of September 30, 2023. Combined cash and invested assets decreased $48 million from the prior quarter, primarily due to our third quarter common dividend and interest payment on our long-term debt.

Recent Events
•During the quarter, repurchases under our share repurchase program totaled $6 million. Year to date through October 2023, we have made $78 million in repurchases authorized under our existing share repurchase programs.
•Inclusive of quarterly dividends and share repurchases to date, Enact has returned approximately $150 million to shareholders in 2023.
•Announced separately today that our Board of Directors has declared a quarterly dividend of approximately $23 million, or $0.16 per common share, and approved a special cash dividend of approximately $113 million, or $0.71 per common share. Both are payable on December 5, 2023, to shareholders of record on November 16, 2023. Future dividends will be subject to Board approval.
•We remain committed to returning $300 million to shareholders by year-end.

Conference Call and Financial Supplement Information
This press release, the third quarter 2023 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss third quarter financial results in a conference call tomorrow, Thursday, November 2, 2023, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast also will be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,”

or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; increases in interest rates; risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments and other forms of returning capital to shareholders, including share repurchases, will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss)

available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended September 30, 2023 and 2022, as well as for the three months ended June 30, 2023.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	3Q23	2Q23	3Q22
REVENUES:
Premiums	$243,346	$238,520	$235,060
Net investment income	54,952	50,915	39,493
Net investment gains (losses)	(23)	(13,001)	(42)
Other income	760	1,088	564
Total revenues	299,035	277,522	275,075

LOSSES AND EXPENSES:
Losses incurred	17,847	(4,070)	(40,309)
Acquisition and operating expenses, net of deferrals	52,339	51,887	54,523
Amortization of deferred acquisition costs and intangibles	2,803	2,645	3,338
Interest expense	12,941	12,913	12,879
Total losses and expenses	85,930	63,375	30,431

INCOME BEFORE INCOME TAXES	213,105	214,147	244,644
Provision for income taxes (1)	48,910	46,127	53,658
NET INCOME	$164,195	$168,020	$190,986

Net investment (gains) losses	23	13,001	42
Costs associated with reorganization	3	41	(156)
Taxes on adjustments	(5)	(2,739)	24
Adjusted Operating Income	$164,216	$178,323	$190,896

Loss ratio (2)	7%	(2)%	(17)%
Expense ratio (3)	23%	23%	25%
Earnings Per Share Data:
Net Income per share
Basic	$1.03	$1.04	$1.17
Diluted	$1.02	$1.04	$1.17
Adj operating income per share
Basic	$1.03	$1.11	$1.17
Diluted	$1.02	$1.10	$1.17
Weighted-average common shares outstanding
Basic	160,066	161,318	162,843
Diluted	161,146	162,171	163,376

(1) Provision for income taxes for the three-month period ended September 30, 2023, included adjustments of $2.6 million related to a valuation allowance on deferred tax assets associated with realized losses on sales of investment securities during 2023.

(2) The ratio of losses incurred to net earned premiums.
(3) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs did not impact the expense ratio for the three-month periods ended September 30, 2023, June 30, 2023, and September 30, 2022.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	3Q23	2Q23	3Q22
Investments:
Fixed maturity securities available-for-sale, at fair value	$4,990,692	$4,915,039	$4,877,902
Short term investments	18,173	10,849	2,434
Total investments	5,008,865	4,925,888	4,880,336
Cash and cash equivalents	677,990	691,416	535,775
Accrued investment income	42,051	37,726	35,896
Deferred acquisition costs	25,572	25,843	26,310
Premiums receivable	44,310	43,525	40,331
Other assets	82,196	80,363	69,040
Deferred tax asset	119,704	119,099	135,152
Total assets	$6,000,688	$5,923,860	$5,722,840

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$501,093	$490,203	$510,237
Unearned premiums	161,580	174,561	212,987
Other liabilities	136,057	139,100	140,413
Long-term borrowings	744,752	744,100	742,211
Total liabilities	1,543,482	1,547,964	1,605,848
Equity:
Common stock	1,600	1,602	1,628
Additional paid-in capital	2,322,622	2,324,527	2,379,576
Accumulated other comprehensive income	(400,349)	(345,243)	(427,085)
Retained earnings	2,533,333	2,395,010	2,162,873
Total equity	4,457,206	4,375,896	4,116,992
Total liabilities and equity	$6,000,688	$5,923,860	$5,722,840

Book value per share	$27.86	$27.31	$25.28
Book value per share excluding AOCI	$30.36	$29.46	$27.90

U.S. GAAP ROE (1)	14.9%	15.5%	18.6%
Net investment (gains) losses	0.0%	1.2%	0.0%
Costs associated with reorganization	0.0%	0.0%	0.0%
Taxes on adjustments	0.0%	-0.3%	0.0%
Adjusted Operating ROE(2)	14.9%	16.4%	18.6%

Debt to Capital Ratio	14%	15%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity